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                                 Exhibit 10.13

                               FortuNet(R), Inc.

Tel.  (702)-796-9090                            2950 Highland Dr.
Fax. (702)-796-9069                             Las Vegas, NV 89109
E-mail. FortuNet.com                            Nevada Lic. 14463-01
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                                January 20, 2006

Mr. Harlan Goodson
7485 Rush River Drive
Suite 710-127
Sacramento, California 95831

Dear Mr. Goodson:

      We are very pleased that you have agreed to serve as a member of the Board of Directors of FortuNet, Inc. This letter sets forth our understandings regarding your service and the compensation and benefits you will receive for serving on the Board. This letter supersedes any prior letter related to your service on the Board and your compensation and benefits related thereto.

      Based upon the information you have provided, we have determined that you qualify as an independent director under the applicable Nasdaq National Market rules. You have agreed to serve as the Chairperson of our Nominating and Compensation Governance Committee as an independent director.

      As a director, you are expected to attend all regular and special meetings of the Board of Directors and any committees to which you are appointed. We currently anticipate up to six Board meetings per year, although there may be more if special meetings are called from time to time. In addition, you will be expected to attend all meetings of the committees of the Board upon which you serve.

      For your services, FortuNet will pay you $12,000 as an annual retainer, payable in four equal quarterly installments, and 1,000 shares of restricted stock. The stock will also vest in four equal amounts each quarter. FortuNet will also reimburse you for all travel and other costs you incur in connection with attending any Board or committee meeting. The above compensation package will be in effect for the 2006 calendar year. Compensation for periods after the 2006 calendar year will be as determined in the future.

      In addition to the above compensation, FortuNet will indemnify you against claims made as a result of your service on the Board to the fullest extent permitted under Nevada corporate law. We expect to obtain a directors' and officers' liability policy with coverage in the amount of $5,000,000, which will also cover you for shareholder or other claims as provided in the policy.
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                                                              Mr. Harlan Goodson
                                                                January 20, 2006
                                                                          Page 2



      Again, we are delighted that you have decided to join our Board and we look forward to working with you as we continue to move FortuNet forward. Please feel free to contact me if you have any questions.

                                    Sincerely,



                                    Yuri Itkis,
                                    Chairman of the Board